Exhibit 10.24

CHC GROUP LTD.

2013 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

(LTI Conversion – Time Vesting)

THIS AGREEMENT (the “Agreement”), is made effective as of the date set forth on the signature page (the “Signature Page”) attached hereto (the “Date of Grant”), between CHC Group Ltd., an exempted company with limited liability under the laws of the Cayman Islands, or any successor thereto with registered number 213521 (the “Company”), and the participant identified on the Signature Page (the “Participant”).

R E C I T A L S :

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are incorporated herein by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Option (as defined below) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) Confidential Information: The term “Confidential Information” shall have the meaning set forth in Section 5(c) of this Agreement.

(b) Employment: The term “Employment” shall mean (i) the Participant’s employment if the Participant is an employee of the Company or any of its Affiliates or Subsidiaries, (ii) the Participant’s services as a consultant, if the Participant is a consultant to the Company or any of its Affiliates or Subsidiaries and (iii) the Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board.

(c) Employment Agreement Covenants: The term “Employment Agreement Covenants” shall have the meaning set forth in Section 5(a) of this Agreement.

(d) Exercise Price: The term “Exercise Price” shall have the meaning set forth in Section 2 of this Agreement.

(e) Immediate Family Members: The term “Immediate Family Members” shall have the meaning set forth in Section 8(b) of this Agreement.

(f) Option: The term “Option” shall have the meaning set forth in Section 2 of this Agreement.

(g) Plan: The term “Plan” shall mean the CHC Group Ltd. 2013 Omnibus Incentive Plan, as amended from time to time.

(h) Termination Date: The term “Termination Date” shall mean the date upon which the Participant’s Employment terminates for any reason.

(i) Unvested Portion: The term “Unvested Portion” shall mean, at any time, the portion of the Option which is then unvested in accordance with Section 3 of this Agreement.

(j) Vested Portion: The term “Vested Portion” shall mean, at any time, the portion of the Option which has become and remains vested in accordance with Section 3 of this Agreement.

2. Grant of Option. The Company hereby grants to the Participant the right and option to subscribe for, on the terms and conditions hereinafter set forth, all or any part of the aggregate number of Ordinary Shares set forth on the Signature Page (the “Option”), subject to adjustment as set forth in the Plan. The purchase price per Ordinary Share shall be the amount per Ordinary Share set forth on the Signature Page (the “Exercise Price”), subject to adjustment as set forth in the Plan. The Option is intended to be a nonqualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Code.

3. Vesting of the Option.

(a) Vesting. Subject to the Participant’s continued Employment, the Option shall become vested and exercisable as follows:

(i)	of the Ordinary Shares subject to the Option shall vest and become exerciable on the date that is six (6) months following the Date of Grant (the “First Vesting Date”);

(ii)	of the Ordinary Shares subject to the Option shall vest and become exercisable on the date that is eighteen (18) months following the Date of Grant (the “Second Vesting Date”); and

(iii)	the remaining of the Ordinary Shares subject to the Option shall vest and become exercisable on the date that is thirty (30) months following the Date of Grant (the “Third Vesting Date”).

(b) Termination of Employment. If the Participant’s Employment terminates for any reason, except as set forth in this Section 3(b), the Unvested Portion of the Option shall be cancelled by the Company without consideration therefor; provided, however, that if the Participant’s Employment (x) is terminated by the Company or one of its Subsidiaries without Cause or (y) terminates due to death or Disability, in each case, any portion of the Option that remains outstanding and unvested as of the Termination Date shall vest (such date, the “Termination Vesting Date”).

4. Exercise of Options.

(a) Automatic Exercise. Subject to the provisions of the Plan and this Agreement, the Vested Portion of the Option shall be automatically exercised upon the occurrence of each of the First Vesting Date, the Second Vesting Date, the Third Vesting Date and/or the Termination Vesting Date, as applicable. Notwithstanding anything contained herein to the contrary, any Ordinary Shares issued upon exercise of the Vested Portion of the Option in connection with the Termination Vesting Date may not be assigned, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws or descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate until the date(s) that the Option would have otherwise vested in accordance with Section 3(a) above had the Participant remained employed through the First Vesting Date, the Second Vesting Date and/or the Third Vesting Date, as applicable, other than as expressly provided for in Section 4(b) below; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b) Method of Exercise.

(i) Subject to Section 4(a) of this Agreement and Section 7(d) of the Plan, the Vested Portion of the Option may be exercised by delivery of written or electronic notice of exercise to the Company, specifying the number of Ordinary Shares for which the Option is being exercised, and accompanied by payment of the aggregate Exercise Price in respect of such Ordinary Shares. The Exercise Price shall be payable in cash, check or cash equivalent or the Participant may elect to use a “net exercise” procedure effected by the Company reducing the number of Ordinary Shares otherwise issuable to the Participant by a value equal to the amount needed to pay the Exercise Price and all applicable required withholding taxes; provided, however, that in no event will the number of Ordinary Shares be reduced at Fair Market Value in excess of the minimum statutory withholding rate. Any fractional Ordinary Shares shall be settled in cash. No Participant shall have any rights to dividends or other rights of a holder of Ordinary Shares of the Company until the Participant shall have given written notice of exercise of the Option, paid in full for such Ordinary Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Ordinary Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Ordinary Shares, the Company shall issue the relevant Ordinary Shares on a fully paid basis to the Participant and shall update the internal register of members maintained by the Company pursuant to the terms of the Act to reflect the issue of such Ordinary Shares to the Participant. Certificates evidencing the Ordinary Shares may be issued by the Company in accordance with the terms of the Articles.

5. Confidential Information; Covenant Not to Compete/Not to Solicit.

(a) Sections 5(b), (c), (d) and (e) below do not apply to the extent the Participant is subject under a written employment agreement between the Participant and the Company or an Affiliate thereof to obligations or restrictions relating to confidential information, non-solicitation and non-competition that are set out in such employment agreement and such Participant remains bound by all of the provisions in the employment agreement including any provisions contained therein relating to confidential information, non-competition and non-solicitation (such provisions, the “Employment Agreement Covenants”).

(b) In this Section 5, the following words and phrases shall have the following meanings:

(i) “Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(ii) “Restricted Business” means any business carried on by the Company or its Affiliates as of the Restriction Date with which the Participant was involved to a material extent at any time during the period of twelve (12) months ending on the Restriction Date.

(iii) “Restricted Customer” means any Person who at any time during the period of twelve (12) months ending on the Restriction Date was a customer of, a client of, or otherwise in the habit of dealing with, the Company and its Affiliates and with whom or which the Participant dealt to a material extent or for whom or which the Participant was responsible on behalf of the Company or its Affiliates during that period.

(iv) “Restriction Date” means the Participant’s Termination Date.

(v) “Restricted Employee” means any individual who, at the Restriction Date was an employee of the Company or its Affiliates and who could materially damage the interest of the Company or any of its Affiliates if he became employed in any business concern in competition with any Restricted Business and with whom the Participant worked closely during the period of twelve (12) months ending on the Restriction Date.

(c) In consideration of the Company granting the Option hereunder to the Participant, the Participant hereby agrees, effective as of the date hereof, that without the Company’s prior written consent, the Participant shall not, directly or indirectly, (i) at any time during or after the Participant’s Employment, disclose any Confidential Information (as defined below) pertaining to the business of the Company or any of its Affiliates (except when required to perform the Participant’s duties to the Company or one of its Affiliates, or required by law or judicial process) or disparage the Company or any of its Affiliates; or (ii) at any time during the Participant’s Employment and for a period of twelve (12) months following the Participant’s

Restriction Date, directly or indirectly (A) act as a proprietor, director, officer, employee, consultant, or partner in any business concern which is in competition with the Restricted Business, or have an investment in any such business that represents more than ten percent (10%) of all investments in such business or hold securities in any such business that represents more than ten percent (10%) of ownership (in value or in voting) of any such business, (B) solicit Restricted Customers of the Company or any of its Affiliates to terminate their relationship with the Company or any of its Affiliates or otherwise solicit Restricted Customers to compete for any Restricted Business or (C) solicit or offer employment to any Restricted Employee. If the Participant is bound by any other agreement with the Company or any of its Affiliates regarding the use or disclosure of Confidential Information, the provisions of this Section 5 shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information. “Confidential Information” shall mean all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents, or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing and other non-public, proprietary, and confidential information.

(d) Notwithstanding Section 5(c) hereof, if at any time a court holds that the restrictions stated in such Section 5(c) hereof are unreasonable or otherwise unenforceable under circumstances then existing, the Company and the Participant agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. The Participant further recognizes the global nature of the Company’s and its Affiliates’ business. Because the Participant’s services are unique and because the Participant has had access to Confidential Information, the Company and the Participant agree that money damages will be an inadequate remedy for any breach of Section 5(c) hereof. In the event of a breach or threatened breach of Section 5(c) hereof, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favour, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

(e) Repayment of Proceeds. In the event that the Participant materially breaches any of the provisions of Section 5 hereof or the Employment Agreement Covenants, as applicable, then the Participant shall be required (in addition to any other remedy available (on a non-exclusive basis)) to pay to the Company, within ten business days following the first date on which the Participant first breaches such provisions, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions or dividends in respect of, the Option or any Ordinary Shares received pursuant to exercise of the Option over (B) the aggregate cost of such Option or Ordinary Shares (which, in the case of Ordinary Shares obtained pursuant to the exercise of the Option, shall be the Exercise Price). For purposes of this section, a material breach would be one or more breaches that cause, individually or in the aggregate, damages to the Company, an Affiliate, First Reserve Fund XI, L.P. or First Reserve Fund XII, L.P. in excess of US$50,000.

6. Legend on Certificates. The certificates, if any, representing the Ordinary Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Ordinary Shares are listed or quoted or market to which the Ordinary Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Articles, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7. No Right to Continued Employment. Neither the Plan nor this Agreement nor the granting of the Option evidence hereby shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

8. Transferability.

(a) The Option shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b) Notwithstanding the foregoing and subject to Section 14(b) of the Plan, the Option may be transferred to: (i) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (ii) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (iii) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (iv) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes; provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

9. Withholding.

(a) Subject to Section 4(b) of this Agreement, the Participant shall be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, from any Ordinary Shares or from any compensation (including from payroll or any other amounts payable to the Participant) the amount (in cash or other property) of any required withholding taxes in respect of an Award, its exercise, or any other payment or transfer of the Option and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes; provided, however, that no amounts shall be withheld in excess of the Company’s statutory minimum withholding liability.

(b) Without limiting the generality of the foregoing, the Participant may elect to satisfy, in whole or in part, the foregoing withholding liability by having the Company reduce from the number of Ordinary Shares otherwise issuable to the Participant hereunder Ordinary Shares with a Fair Market Value not in excess of the statutory minimum withholding liability. The Participant agrees to make adequate provision for any sums required to satisfy all applicable federal, state, local and foreign tax withholding obligations of the Company which may arise in connection with the Option.

10. Securities Laws. Upon the acquisition of any Ordinary Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the Plan or with this Agreement.

11. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its                  and a copy to the                 , each copy addressed to the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

13. Option Subject to Plan. The Participant acknowledges that the Participant has received and read a copy of the Plan. The Option and the Ordinary Shares received upon exercise of the Option are subject to the terms and provisions of the Plan, as may be amended from time to time, and which are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14. Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant.

15. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of this         , 20__.

Grant Date:

Ordinary Shares subject to Option:

Exercise Price per Ordinary Share:

[Signature Page – Option Agreement]

Agreed and accepted:

CHC GROUP LTD.

By:
Its:

[Signature Page – Option Agreement]